Exhibit 10.1

EXECUTIVE TRANSITION ADDENDUM

TO

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Transition Addendum (“Addendum”) is entered into as of this 4th day of April, 2013 (the “Effective Date”), by and between Gary Y. Kusumi (“Executive”) and Affirmative Insurance Holdings, Inc. (the “Company”).

WHEREAS, Executive currently serves as Chief Executive Officer (“CEO”) and as Chairman of the Board of Directors (the “Board”) of the Company;

WHEREAS, Executive and the Company previously entered into that Executive Employment Agreement dated October 1, 2010 (the “Employment Agreement”);

WHEREAS, the Employment Agreement expires on October 1, 2013 (the “Expiration Date”) and the Executive has informed the Board that he will retire at the Expiration Date;

WHEREAS, the Company will appoint an Acting Chief Executive Officer (the “Acting CEO”) as of the Effective Date;

WHEREAS, the Company and Executive mutually agree that it is in the best interests of the Company to retain through the Expiration Date Executive’s advice and counsel on matters related to business operations and any other matters pertaining to the Company that may assist management and the Board; and

WHEREAS, the Company and Executive desire to enter into this Addendum that contemplates Executive’s retention until the Expiration Date.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows effective as of the Effective Date:

1. CONTINUED EMPLOYMENT.

1.1 Term of Employment. Executive’s term of employment under this Addendum shall begin on the Effective Date and end on the Expiration Date (the “Employment Term”).

1.2 Transition. As of the Effective Date, employees of the Company then reporting to Executive shall report to the Acting CEO, and the Acting CEO shall report to the Board. As reasonably requested by the Board, Executive shall assist and advise the Acting CEO regarding all matters in which Executive was involved or of which Executive had knowledge while employed by the Company. The Board will nominate Executive to become a member of the Board for 2013-2014. For the avoidance of doubt, Executive expressly agrees that none of the activities related to the transition of duties described in this Addendum shall constitute “Good Reason” as defined in the Employment Agreement.

2. COMPENSATION. For services during the Employment Term, Executive shall receive through the Expiration Date the compensation and benefits provided pursuant to the terms and conditions of the Employment Agreement.

3. GENERAL PROVISIONS. Except as otherwise expressly set forth in this Addendum, the Employment Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Addendum as of this 4th day of April, 2013.

Affirmative Insurance Holdings, Inc.

By:	/s/ David I. Schamis
Name:	David I. Schamis
Title:	Chairman, Compensation Committee

Accepted and agreed:

/s/ Gary Y. Kusumi
Gary Y. Kusumi